PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	NOVEMBER 4, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group and EchoPixel Announce EchoPixel's

Completion of its $2.35 Million Series Seed Financing

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, and EchoPixel, Inc., a developer of next-generation medical imaging solutions and a Fogarty Institute for Innovation company, announce the completion of EchoPixel's $2.35 million Series Seed financing to drive the company's growth in data visualization, machine learning and big data. Harris & Harris Group co-led the round of financing with Aurus Ventures of Chile.

"The True 3D technology of EchoPixel provides holographic virtual body parts from a patient’s CT or MRI that enable health care professionals to overcome the weakness of present offerings based on 2D technology in diagnostics, surgical planning and image guided treatment," said Ron Schilling, CEO of EchoPixel. "Working with luminary centers to develop new protocols, based on True 3D, has demonstrated significant improvement in both clinical efficacy and workflow," according to Sergio Aguirre, founder and CTO of EchoPixel.

EchoPixel's proprietary software enabled the company to establish relationships with an impressive list of luminary centers such as UCSF, Stanford, and the Cleveland Clinic. "In discussions with several of the doctors, it became clear that many of the pain points that they are experiencing in their work may be overcome with True 3D-related technology," noted Alexei Andreev, Managing Director of Harris & Harris Group.

"Watching Sergio work side by side with the doctors to establish a clinical/technical tie convinced me that EchoPixel was creating the future," said Alex Seelenberger, Managing Partner at Aurus Ventures.

"EchoPixel is another example of Harris & Harris Group's BIOLOGY+ investment focus," said Douglas Jamison, CEO of Harris & Harris Group. "In the case of EchoPixel, biology is intersecting with computer science, mathematics and physics to enhance the clinical utility of medical imaging through advances in data visualization and machine learning."

About EchoPixel

EchoPixel is a start-up company focused on the $2.5 billion, 3D Medical Visualization Market for workstations, thin-clients and software for diagnostic, surgical planning and image-guided treatment applications.  EchoPixel’s proprietary and highly unique technology has already demonstrated the capability to drive a paradigm shift in the marketplace. Detailed information about EchoPixel can be found on its website at www.EchoPixeltech.com.

About Harris & Harris Group, Inc.

Harris & Harris Group, Inc. (NASDAQ: TINY) is an investor in transformative companies enabled by disruptive science. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

About Aurus Ventures

Aurus Ventures is a leading venture investment firm in Spanish-speaking Latin America. Through its Technology and Life Sciences Funds, Aurus leverages its robust network and experience to invest in high- performance entrepreneurial teams that exhibit global vision and are able to execute their value propositions in large attractive markets. Detailed information about Aurus Ventures can be found on its website at www.Aurus.com.

About The Fogarty Institute for Innovation

Located on the campus of El Camino Hospital in Mountain View, California, the Fogarty Institute for Innovation is a non-profit 501(c)3 organization that serves to energize the process of medical technology innovation. Its educational activities involve teaching the skills and methodology necessary for medical innovators to translate their ideas into new patient therapies. Detailed information about the Fogarty Institute for Innovation can be found on its website at www.fogartyinstitute.org.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Harris & Harris Group's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Harris & Harris Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with Harris & Harris Group's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect Harris & Harris Group's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, www.EchoPixeltech.com, www.Aurus.com and www.fogartyinstitute.org have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.